Exhibit 99.1

ITT Inc. 1133 Westchester Ave. White Plains, NY 10604 tel 914 641 2000

Press Release

Investors:	Media:
Emmanuel Caprais	Lisa Wolfe
+1 914-641-2030	+1 914-641-2103
Emmanuel.CapraisIR@itt.com	Lisa.Wolfe@itt.com

ITT Announces CFO Transition Plan

Emmanuel Caprais, Vice President of Finance and Group CFO, to Succeed Thomas Scalera as CFO on October 1

WHITE PLAINS, N.Y., June 30, 2020 – ITT Inc. (NYSE: ITT) today announces that Emmanuel Caprais will succeed Thomas Scalera as Chief Financial Officer on October 1, 2020, as part of the Company’s planned transition process. Emmanuel, who is currently Group CFO in charge of the Business Unit Finance teams, Financial Planning & Analysis, and Investor Relations, will assume the role of Senior Vice President and Chief Financial Officer.

Emmanuel and Tom will work closely with the ITT Management Team and all stakeholders to ensure a smooth transition, and Tom will continue to serve in an advisory capacity to ITT through January 6, 2021. Following his departure from ITT, Tom will spend more time with his family and as a board member of The Cancer Couch Foundation, a charitable foundation focused on metastatic breast cancer research, which he co-founded with his late wife, Rebecca.

Tom Scalera joined ITT in 2006, holding various critical finance roles before being appointed as the first Chief Financial Officer for the new ITT following two spin-offs in 2011. Since that time, ITT’s market value has tripled to over $5 billion. “Tom’s many contributions as CFO have been essential in building the strong foundation for today’s ITT and in unlocking significant value for our shareholders. I want to thank Tom for the strong financial position we have today and I am confident that we can continue to outperform even in this uncertain environment. Tom’s support and strategic insights have been invaluable to me,” said Luca Savi, Chief Executive Officer and President.

Emmanuel Caprais brings more the 20 years of financial management and leadership experience in the industrials sector to the role. “I am very happy that Emmanuel joins me as Chief Financial Officer and will assist in our intensified focus on creating value for our customers, investors and ITTers. Emmanuel’s extensive experience in driving performance with our businesses, his deep financial acumen, and his exceptional leadership capabilities will be essential to continuing to build the success of ITT in the future.”

Emmanuel joined ITT in 2012 as segment CFO for Motion Technologies, and assumed the same role for the Industrial Process segment in 2017. He was named Group CFO in March of this year in addition to leading the Financial Planning & Analysis and Investor Relations functions for ITT. Prior to joining ITT, Emmanuel held finance leadership roles at Magneti Marelli, and at Valeo in Europe and North America. He holds an MBA from Columbia Business School and a bachelor’s degree in business from Pau Business School, France.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in approximately 125 countries. The company generated 2019 revenues of $2.85 billion. For more information, visit www.itt.com.